Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-231244 on Form S-3 and Registration Statement Nos. 333-172136, 333-172137, 333-187287, 333-211902, 333-218556, 333-237235 on Form S-8 of our reports dated December 15, 2020, relating to the financial statements of MTS Systems Corporation and the effectiveness of MTS System Corporation's internal control over financial reporting appearing in this Form 10-K for the year ended October 3, 2020.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
December 15, 2020